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                                                                    Exhibit 10.8

                          INTERCOMPANY PROMISSORY NOTE

$218,670,457.08                                                 October 29, 2004

          FOR VALUE RECEIVED, Boise Land & Timber Corp., a Delaware corporation ("DEBTOR"), hereby promises to pay to the order of Boise Cascade, L.L.C., a limited liability under the laws of Delaware ("LENDER"), on October 29, 2015 (the "MATURITY DATE"), the principal sum of

     Two hundred eighteen million six hundred seventy thousand four hundred fifty-seven and 08/100 Dollars ($218,670,457.08)

or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon. Interest on the principal amount of this Note shall accrue from and including the date hereof to and including the date such principal amount is paid, at the rate of six percent (6%) per annum, compounded annually, on the unpaid principal amount of this Note outstanding from time to time. To the extent not paid in cash on December 31 of any year, interest which has accrued on the principal amount outstanding during the one-year period (or other period in the case of the initial interest payment date) ending upon each such interest payment shall be accumulated. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed. Accrued interest shall be payable upon demand or at maturity.

          Notwithstanding anything to the contrary contained herein, including the stated principal amount above, from time to time after the original date of issuance of this Note, the Lender may (in its sole discretion) make additional loans (each, an "ADDITIONAL LOAN" and together with the loan made on the original date of issuance, the "LOANS") to the Debtor and/or the Debtor's subsidiaries. In the event that any Additional Loan is made, the Lender may (by written notice to the Debtor) elect to have such Additional Loan treated as a loan to the Debtor evidenced by this Note. The date and amount of all Loans shall be noted by the Lender on SCHEDULE I attached hereto and made a part hereof (which SCHEDULE I may be updated by the Lender in its sole discretion); PROVIDED, however, that the failure of the Lender to make, or any error in making, any such notation shall not limit, expand or otherwise affect the obligations of the Debtor hereunder.

          Debtor may pay this Note in whole or in part without penalty or premium at any time prior to the Maturity Date. Any payment of principal by Debtor shall be accompanied by all accrued and unpaid interest on the principal sum being repaid. Lender shall note all partial payments of principal and accompanying payments of interest on the face or reverse side of this Note.

          Debtor agrees to pay all costs, charges and expenses incurred by Lender and its assigns (including, without limitation, costs of collection, court costs and reasonable attorneys' fees and disbursements) in connection with the enforcement of Lender's rights under this Note (such costs, charges and expenses being herein referred to as "COSTS"). Presentment for payment, protest, notice of protest and notice of nonpayment are hereby waived by Debtor.

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          Debtor's obligations hereunder shall be absolute and unconditional, shall not be subject to any setoff or counterclaim and shall not be affected by any recharacterization (whether as equity or otherwise, whether in connection with a bankruptcy or insolvency proceeding or otherwise, and whether by order of a court, by any governmental agency or otherwise), provided that Debtor's obligations hereunder shall be subordinated to any obligations arising under that certain Credit Agreement dated as of October 29, 2004 by and among Boise Cascade Holdings, L.L.C., Boise Land & Timber Holdings, L.L.C., Debtor, Lender, the lenders party thereto and JPMorgan Chase Bank.

          In the event that, for any reason, Lender is required to turn over, remit or disgorge any portion of principal which has been repaid, interest which has been paid or reimbursement for Costs which has been made to any person for any reason (including, without limitation, in connection with any bankruptcy or insolvency proceeding or in accordance with any applicable law or order of any court of competent jurisdiction), such amounts shall be immediately and automatically reinstated and shall be due and payable obligations of Debtor.

          At Lender's request, Debtor shall reissue this Note in two or more denominations so as to reflect any partial sale, assignment or transfer hereof to any person.

          Debtor agrees that any delay on the part of the holder hereof in exercising any rights hereunder shall not operate as a waiver of such rights, and further agrees that any payments received hereunder shall be applied first to Costs, then to interest and the balance to principal.

          This Note shall be freely assignable by Lender in whole or in part, and shall inure to the benefit of its successors and assigns. Debtor's obligations hereunder shall be binding upon its successors and assigns; provided that no assignment (including, without limitation, by operation of law or otherwise) shall relieve Debtor from its obligations hereunder, which shall remain the primary obligations of Debtor.

          Debtor shall reimburse Lender for all costs and expenses, including reasonable attorneys' fees and expenses, incurred in connection with the drafting, negotiation, execution, enforcement and collection of this Note and any other documents, agreements, certificates or instruments executed in connection herewith or therewith.

          This Note shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                    * * * * *

                                       -2-
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          IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

                                  BOISE CASCADE, L.L.C.

                                  By:   /s/ Christopher J. McGowan
                                        ----------------------------------------
                                  Name: Christopher J. McGowan
                                        ----------------------------------------
                                  Its:  Vice President
                                        ----------------------------------------


/s/ Julie M. Johnson
-------------------------
Witness

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                                   SCHEDULE I

         LOAN AMOUNT                   LOAN DATE                 AGGREGATE PRINCIPAL AMOUNT OF ALL LOANS
--------------------------------------------------------------------------------------------------------
    $   218,670,457.08              OCTOBER 29, 2004                      $    218,670,457.08

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